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                                                                   EXHIBIT 99(B)


                                    EXHIBIT B
                           SENSORY SCIENCE CORPORATION
                    NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN


                                   ARTICLE 1

                      ESTABLISHMENT, PURPOSE, AND DURATION

      1.1 ESTABLISHMENT OF THE PLAN. Sensory Science Corporation hereby establishes the Sensory Science Corporation Nonemployee Directors' Stock Option Plan (the "Plan") for the benefit of its Nonemployee Directors. The Plan sets forth the terms of grants of Nonqualified Stock Options to Nonemployee Directors. All such grants are subject to the terms and provisions set forth in this Plan.

      1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to encourage ownership in the Company by Nonemployee Directors, to strengthen the ability of the Company to attract and retain the services of experienced and knowledgeable individuals as Nonemployee Directors of the Company, and to provide Nonemployee Directors with a further incentive to work for the best interests of the Company and its stockholders.

      1.3 EFFECTIVE DATE. The Plan is effective as of the date approved by the Board (the "Effective Date"), subject to approval by the Company's Shareholders. The Plan will be deemed to be approved by the shareholders if it receives the affirmative vote of the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting duly held in accordance with the applicable provisions of the Company's Bylaws or by written consent of a majority of the Company's shareholders in lieu of a meeting. Any awards granted under the Plan prior to shareholder approval are effective when made, but no Award may be exercised or settled and no restrictions relating to any Award may lapse before the Plan is approved by the shareholders as provided above. If the shareholders fail to approve the Plan, any Award previously made shall be automatically canceled without any further act.

      1.4 DURATION OF THE PLAN. The Plan shall remain in effect until such time as the Plan is terminated by the Board of Nonemployee Directors pursuant to
Article 7 or Section 8.4.

                                   ARTICLE 2

                          DEFINITIONS AND CONSTRUCTION

      2.1 DEFINITIONS. For purposes of the Plan, the following terms will have the meanings set forth below:

            (a) "Award" means a grant of Nonqualified Stock Options under the Plan.

            (b) "Board" or "Board of Directors" means the Board of Directors of the Company, and includes any committee of the Board of Directors designated by the Board to administer this Plan.

            (c) "Change of Control" means and includes each of the following:

                  (1) any merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which the common stock of the Company would be converted into cash, securities, or other property other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;


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                  (2) any sale, lease, exchange, or other transfer (in one
            transaction or a series of related transactions) of assets or earning power aggregating more than 80% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;

                  (3) the shareholders of the Company approve any plan or
            proposal for liquidation or dissolution of the Company;

                  (4) any person (as such term is used in Section 13(d) and
            14(d)(2) of the Exchange Act), other than any employee benefit plan of the Company or any subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Company's outstanding common stock; or

                  (5) during any period of two consecutive years, individuals who at the beginning of such period shall fail to constitute a majority of the Board at the end of such period, unless the election, or the nomination for election by the Company's shareholders, of any new director is approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

            (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            (e) "Committee" means the committee appointed by the Board to administer the Plan.

            (f) "Company" means Sensory Science Corporation, or any successor as provided in Section 8.3.

            (g) "Disability" means any illness or other physical or mental condition of a Participant which renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease, or mental disorder which in the judgment of the Committee is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition.

            (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor provision.

            (i) "Fair Market Value" means, as of any given date, the fair market value of Stock on a particular date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any date shall be the closing price for the Stock as reported on the NASDAQ National Market System (or on any national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.

            (j) "Nonemployee Director" means any individual who is a member of the Board of Directors of the Company and who is not also an employee of the Company.

            (k) "Nonqualified Stock Option" or "NQSO" means an option to purchase Stock, granted under Article 6, that is not intended to be an incentive stock option qualifying under Section 422 of the Code.

            (l) "Option" means a Nonqualified Stock Option granted under the Plan.

            (m) "Participant" means a Nonemployee Director of the Company who has been granted an Award under the Plan.


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            (n) "Stock" means the shares of the Company's Common Stock described in the Company's Certificate of Incorporation.

      2.2 GENDER AND NUMBER. Except as indicated by the context, any masculine term also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

      2.3 SEVERABILITY OF PROVISIONS. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board, and the remaining provisions of the Plan or actions by Board shall be construed and enforced as if the invalid provision or action had not been included or undertaken.

      2.4 INCORPORATION BY REFERENCE. In the event this Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to eligibility requirements or the price and amount of Awards) shall be deemed automatically to be incorporated by reference herein, insofar as Participants subject to Section 16 of the Exchange Act are concerned.

                                   ARTICLE 3

                                 ADMINISTRATION

      3.1 THE COMMITTEE. The Plan will be administered by the Committee, subject to the restrictions set forth in the Plan.

      3.2 ADMINISTRATION BY THE COMMITTEE. The Committee has the full power, discretion, and authority to interpret and administer the Plan in a manner that is consistent with the Plan's provisions. However, the Committee does not have the power to determine Plan eligibility, or to determine the number, the price, the vesting period, or the timing of Awards to be made under the Plan to any Participant or take any action that would result in the Plan not being treated as a "formula plan" within the meaning of Rule 16b-3 or any successor provision, promulgated pursuant to the Exchange Act.

      3.3 DECISIONS BINDING. The Committee's determinations and decisions under the Plan, and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.

                                   ARTICLE 4

                           SHARES SUBJECT TO THE PLAN

      4.1 NUMBER OF SHARES. The total number of shares of Stock available for grant under the Plan may not exceed 750,000, subject to adjustment as provided in Section 4.3. The shares issued pursuant to the exercise of Options granted under the Plan may be authorized and unissued Stock or Stock reacquired by the Company, as determined by the Committee.

      4.2 LAPSED AWARDS. If any Option granted under the Plan terminates, expires, or lapses for any reason, any shares subject to purchase pursuant to such Option again will be available for grant under the Plan.

      4.3 ADJUSTMENTS IN AUTHORIZED SHARES. In the event a stock split or stock dividend is declared upon the Stock, the shares of Stock available for grant under the Plan and the shares of Stock then subject to each Award (and the number of shares subject thereto) shall be increased proportionately without any change in the aggregate purchase price therefor. Subject to Section 6.11, in the event the Stock shall be changed into or exchanged for a different number or class of shares of Stock or of shares of another corporation, whether through reorganization, recapitalization, stock split-up, or combination of shares, there shall be substituted for each such share of Stock then subject to each Award (and for each share of Stock then subject thereto) the number and class of


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shares of Stock into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award.

                                   ARTICLE 5

                          ELIGIBILITY AND PARTICIPATION

      5.1 ELIGIBILITY. Eligibility to participate in the Plan is limited to Nonemployee Directors.

      5.2 ACTUAL PARTICIPATION. All eligible Nonemployee Directors shall receive a grant of Options pursuant to Article 6.

                                   ARTICLE 6

                                GRANT OF OPTIONS

      6.1 INITIAL GRANT. Each individual who is a Nonemployee Director on the date this Plan is adopted by the Company's Board of Directors shall be granted an Option to purchase 50,000 shares of Stock as of the fifth business day after the public release of the Company's Results of Operations for the quarter ending June 30, 2000. The specific terms of the Options are subject to the provisions of this Article 6 and the Option Agreement executed pursuant to Section 6.3.

      6.2 ANNUAL GRANT. Each individual who is a Nonemployee Director on the third business day after the Company's annual earnings release beginning with fiscal year 2001 and through and including fiscal year 2010, shall be granted an Option as of such date to purchase 10,000 shares of Stock, subject to the limitations on the number of shares that may be awarded under the Plan. The specific terms of the Options are subject to the provisions of this Article 6 and the Option Agreement executed pursuant to Section 6.3.

      6.3 OPTION AGREEMENT. The grant of Options will be evidenced by an Option Agreement that will not include any terms or conditions that are inconsistent with the terms and conditions of this Plan.

      6.4 OPTION EXERCISE PRICE PER SHARE. The Option exercise price per share under the Options granted pursuant to Section 6.1 and Section 6.2 shall be the Fair Market Value of such Stock on the date of grant (the "Exercise Price").

      6.5 DURATION OF OPTIONS. Each Option granted to a Participant under this
Article 6 shall expire on the tenth (10th) anniversary date of the date of grant, unless the Option is earlier terminated, forfeited, or surrendered pursuant to a provision of this Plan.

      6.6 VESTING OF OPTIONS SUBJECT TO EXERCISE. The Options granted to the Participants under this Article 6 shall vest and become exercisable on the date of grant.

      6.7 PAYMENT. Options are exercised by delivering a written notice of exercise to the Secretary of the Company, setting forth the number of Options to be exercised and accompanied by a payment equivalent to the product of the number of Options exercised multiplied by the Exercise Price (the "Total Exercise Price"). The Total Exercise Price is payable:

            (a) in cash or its equivalent;

            (b) by tendering previously acquired shares of Stock having a Fair Market Value at the time of exercise equal to the Total Exercise Price; or

            (c) by a combination of (a) and (b).


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      As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, stock certificates in an appropriate amount based upon the number of shares purchased pursuant to the exercise of the Options.

      6.8 RESTRICTIONS ON SHARE TRANSFERABILITY. To the extent necessary to ensure that Options granted under this Article 6 comply with applicable law, the Board shall impose restrictions on the transferability of any Stock acquired pursuant to the exercise of an Option under this Article 6, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Stock is then listed and/or traded, and under any blue sky or state securities laws applicable to such Stock.

      6.9 TERMINATION OF SERVICE ON BOARD OF NONEMPLOYEE DIRECTORS DUE TO DEATH OR DISABILITY. To the extent an Option is exercisable as of the date of death or Disability, it shall remain exercisable for one year after the date of death or Disability by the Participant or such person or persons as shall have been named as the Participant's legal representative or beneficiary, or by such persons as shall have acquired the Participant's Options by will or by the laws of descent and distribution. Any Option that is vested but not exercised during this one-year period after death or Disability shall be immediately forfeited to the Company.

      6.10 TERMINATION OF SERVICE ON BOARD OF DIRECTORS FOR OTHER REASONS. To the extent an Option is exercisable as of the date a Participant's service on the Board is terminated for any reason other than for death or Disability, it shall remain exercisable for one year after the date the Participant's service on the Board terminates. Any Option that is not exercised during this one year period after termination of service shall be immediately forfeited to the Company.

      6.11 LIMITATIONS ON THE TRANSFERABILITY OF OPTIONS. Unless the Board provides otherwise, no Option granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will, the laws of descent and distribution, or under any other circumstances allowed by the Board.

      6.12 CHANGE OF CONTROL. If a Change of Control occurs, all outstanding Options shall become fully exercisable. Upon, or in anticipation of, such an event, the Committee may cause every Award outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.

                                   ARTICLE 7

                    AMENDMENT, MODIFICATION, AND TERMINATION

      7.1 AMENDMENT, MODIFICATION, AND TERMINATION. Subject to the terms set forth in this Section 7.1, the Committee may terminate, amend, or modify the Plan at any time; provided, however, that stockholder approval is required for any Plan amendment that would materially increase the benefits to Participants or the number of securities that may be issued, or materially modify the eligibility requirements in the Plan.

      7.2 AWARDS PREVIOUSLY GRANTED. Unless required by law, no termination, amendment, or modification of the Plan shall in any manner adversely affect any Award previously granted under the Plan, without the written consent of the Participant holding the Award.

                                   ARTICLE 8

                                  MISCELLANEOUS

      8.1 INDEMNIFICATION. Each individual who is or shall have been a member of the Board or the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in


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settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to assume and defend the same before he or she undertakes to defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

      8.2 BENEFICIARY DESIGNATION. Each Participant under the Plan may name any beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in the event of his or her death. Each designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

      8.3 SUCCESSORS. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

      8.4 REQUIREMENTS OF LAW. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, terminate, amend, or modify the Plan in any way necessary to comply with the applicable requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission as interpreted pursuant to no-action letters and interpretive releases.

      8.5 GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Arizona.

      8.6 FRACTIONAL SHARES. No fractional shares of stock shall be issued and the Board shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.



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